NYSE: MITT 1 MITT and WMC Merger Rationale and Benefits July 13, 2023

NYSE: MITT 2 Forward Looking Statements Additional Information: This communication relates to a proposal which AG Mortgage Investment Trust, Inc. (“MITT”) has made for an acquisition of Western Asset Mortgage Capital Corporation (“WMC”). In furtherance of this proposal and subject to future developments, MITT (and, if a negotiated transaction is agreed, WMC) may file one or more registration statements, proxy statements, tender or exchange offer statements, prospectuses or other documents with the United States Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, registration statement, tender or exchange offer statement, prospectus or other document MITT or WMC may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF MITT AND WMC ARE URGED TO READ ANY SUCH PROXY STATEMENT, REGISTRATION STATEMENT, TENDER OR EXCHANGE OFFER STATEMENT, PROSPECTUS AND/OR OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement or prospectus (if and when available) will be delivered to shareholders of WMC or MITT, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by MITT through the website maintained by the SEC at http://www.sec.gov. This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, MITT and its directors and executive officers and other members of management and Angelo, Gordon & Co., L.P. employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about MITT’s executive officers and directors in MITT’s definitive proxy statement filed with the SEC on March 22, 2023, and Annual Report on Form 10-K filed with the SEC on February 27, 2023. Additional information regarding the interests of such potential participants will be included in one or more registration statements, proxy statements, tender or exchange offer statements or other documents filed with the SEC if and when they become available. You may obtain free copies of these documents (if and when available) using the sources indicated above. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Forward Looking Statements: This communication may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding MITT’s offer to acquire WMC, the consideration in the proposed transaction, its expected future performance (including expected results of operations and financial guidance) and the combined company’s future financial condition, operating results, strategy and plans. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “ongoing,” “upside,” “increases” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results to differ materially from those described in the forward- looking statements. These assumptions, risks and uncertainties include, but are not limited to, assumptions, risks and uncertainties discussed in MITT’s most recent annual or quarterly report filed with the SEC and assumptions, risks and uncertainties relating to the proposed transaction, as detailed from time to time in MITT’s and WMC’s filings with the SEC, which factors are incorporated herein by reference. Important factors that could cause actual results to differ materially from the forward-looking statements made in this communication are set forth in other reports or documents that MITT may file from time to time with the SEC, and include, but are not limited to: (i) the ultimate outcome of any possible transaction between MITT and WMC, including the possibility that WMC will not respond or will reject a transaction with MITT; (ii) the risk that anticipated cost synergies and any other benefits or savings from the transaction may not be fully realized or may take longer to realize than expected; (iii) the amount and impact of the transaction expenses that will be incurred by MITT and WMC; (iv) the ability to meet any closing conditions to any possible transaction, including the necessary shareholder approvals; (v) market volatility in stock prices of MITT and WMC; and (vi) general economic conditions that are less favorable than expected. Additional risks and uncertainties related to MITT’s business are included under the headings “Forward-Looking Statements” and “Risk Factors” in MITT’s Annual Report on Form 10-K for the year ended December 31, 2022 and in other reports and documents filed with the SEC from time to time. All forward-looking statements attributable to MITT or any person acting on MITT’s behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, MITT undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this communication or to reflect actual outcomes. This presentation may contain statistics and other data that has been obtained or compiled from information made available by third-party service providers. We have not independently verified such statistics or data.

NYSE: MITT 3 MITT’s Superior Offer for WMC Shareholders Source: S&P Global Market Intelligence as of July 12, 2023. 1) Cash consideration paid by MITT’s manager will be equal to the lesser of $7.0 million and 9.9% of the closing transaction value. Based on closing prices as of July 12, 2023 for MITT and WMC, MITT manager could contribute a maximum of $6.0 million of cash in order to keep cash consideration to WMC shareholders at the 9.9% limit to avoid triggering an acceleration of WMC’s outstanding convertible debt. This cash consideration also assumes an exchange ratio and implied merger consideration based on 6.122 million outstanding shares of WMC common stock on a fully-diluted basis. • On June 28, 2023, Western Asset Mortgage Capital Corporation (NYSE: WMC) and Terra Property Trust (“TPT”), a non-traded REIT, announced that TPT would combine with WMC in a book-for-book deal in order to effectuate a private-to-public transaction for TPT (the “TPT Deal”) • Since the TPT Deal announcement, WMC’s share price has traded down 10.1% Background MITT’s Proposal to WMC’s Board • AG Mortgage Investment Trust, Inc. (NYSE: MITT) has released a non-binding acquisition proposal to WMC’s Board of Directors, which MITT believes is materially superior to the TPT Deal and represents a value-maximizing opportunity for the shareholders of both WMC and MITT • MITT has approval from both its Board of Directors and external manager, Angelo, Gordon & Co., L.P. (Angelo Gordon), to make this proposal Transaction Merits • MITT’s proposal, reflecting an implied price of $9.88 per WMC share, is financially superior to the TPT Deal because (1) it represents an 18.2% premium to WMC’s closing price of $8.36 as of July 12, 2023 based on MITT’s observable stock price, and (2) WMC shareholders will receive $0.98 per share of cash consideration(1) whereas the TPT Deal involves no cash • MITT’s proposal is expected to be substantially accretive to earnings in the first year after closing Key Terms of MITT’s Superior Offer MITT issues newly listed common shares to WMC shareholders on a book- for-book basis adjusted for each company's respective transaction expenses Additional cash consideration paid by MITT’s manager of $6.0 million(1) based on current WMC and MITT share prices WMC shareholders would have a 31% pro- forma ownership of the combined company MITT’s manager will waive $2.4 million of management fees in the first year after closing MITT’s Board to expand to include up to 2 additional members from WMC’s independent directors

NYSE: MITT 4 MITT’s Superior Offer vs. the TPT Deal MITT Proposal • Total consideration represents an implied 18.2% premium to WMC’s closing price of $8.36 as of July 12, 2023 TPT Deal • Negative market reaction with WMC stock trading down approximately 10% since the announcement MITT Proposal • WMC and MITT would be locking in a fixed exchange ratio based on March 31, 2023 book values (subject to adjustment for transaction expenses), with MITT's stock traded on the NYSE with an observable market value, and substantial potential upside for WMC shareholders TPT Deal • Substantial uncertainty around TPT value and the currency of their consideration offered, as TPT’s shares are unlisted and have never been valued by the public markets and the exchange ratio being set at a future date MITT Proposal • No selling pressure as a result of the transaction closing as MITT stock is already publicly traded TPT Deal • Expected selling pressure from TPT’s private shareholders as the rolling lock outs expire following the TPT Deal closing MITT Proposal • WMC shareholders to receive cash consideration of $6.0 million or $0.98 per share (up to 9.9% of transaction value)(1) TPT Deal • No cash consideration MITT Proposal • Structure avoids accelerating convertible debt while providing maximum benefit to shareholders TPT Deal • Accelerates $86.3 million WMC convertible debt MITT Proposal • WMC and MITT have complementary strategies; existing WMC asset classes are a core competency for MITT’s external manager, and WMC recently pivoted its business to focus on Non-Agency residential mortgage securitizations TPT Deal • Requires change in strategy solely to commercial real estate debt versus the residential credit strategy previously communicated to WMC shareholders MITT Proposal • MITT’s external manager will waive $2.4 million of management fees in the first year after closing TPT Deal • No reduction or waiving of management fees MITT Proposal • Significant shareholder overlap between MITT and WMC; 45% of MITT’s top 20 institutional investors are also top 20 institutional investors in WMC TPT Deal • Shareholder overlap is unknown because approximately 80% of TPT is held by TPT affiliated funds 1) Cash consideration paid by MITT’s manager will be equal to the lesser of $7.0 million and 9.9% of the closing transaction value. Based on closing prices as of July 12, 2023 for MITT and WMC, MITT manager could contribute a maximum of $6.0 million of cash in order to keep cash consideration to WMC shareholders at the 9.9% limit to avoid triggering an acceleration of WMC’s outstanding convertible debt. This cash consideration also assumes an exchange ratio and implied merger consideration based on 6.122 million outstanding shares of WMC common stock on a fully-diluted basis.

ANGELO GORDON
MORTGAGE INVESTMENT TRUST, INC.

WMC and MITT's Strategic Alignment

WMC Business Overview

- Founded in 2009, WMC is a publicly traded non-agency mortgage REIT externally managed by a diversified fixed-income investment management company established in 1971
- Focused on investing in, financing, and managing a diversified portfolio of real estate related securities, whole loans, and other financial assets
- As of March 31, 2023, WMC's portfolio consisted of $1.3 billion (fair value) in investments[1], primarily consisting of Securitized Non-Agency Loans and Commercial assets
- Employs a securitization model, completing its fourth securitization of residential whole loans in July 2022

WMC Portfolio Composition by Investment Type[1]


Other (4)
4%
Commercial Assets (3)
12%
$1.3 Billion
Securitized Non-Agency Loans (2)
84%

MITT Portfolio Composition by Investment Type


Other Residential (5)
7%
Agency
7%
Warehouse Loans
3%
$4.5 Billion
Securitized Non-Agency Loans
83%

Pro Forma Portfolio Composition by Investment Type


Other Residential (6)
7%
Commercial Assets
3%
Agency
5%
Warehouse Loans
2%
$5.8 Billion
Securitized Non-Agency Loans
83%

Source: Publicly available data; data as of March 31, 2023.
1) WMC Portfolio reflects deconsolidation of CSMC Trust 2014-USA which holds a commercial loan with a fair value of $1.088 billion.
2) Equivalent to WMC's Residential Whole Loans categorization excluding $3.4 million of non-QM residential whole loans financed under WMC's residential whole loan facility.
3) Includes commercial loans, CMBS and WMCs interest in the Class F bond of CSMC 2014-USA.
4) Includes agency MBS, non-QM residential whole loans financed under WMC's residential whole loan facility, non-agency MBS, agency RMBS, other securities, and residential bridge loans.
5) Includes non-agency bonds, re/non-performing loans, and land related financing.
6) Includes "Other" from WMC and "Other Residential" from MITT with the exception of WMC's agency MBS which is included in "Agency" and WMC's non-QM residential whole loans financed under WMC's residential whole loan facility which are included in "Warehouse Loans".

NYSE: MITT
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ANGELO GORDON
MORTGAGE INVESTMENT TRUST, INC.

MITT's Offer Consideration: Stock and Cash

- MITT acquires WMC on a book-for-book basis with no adjustment to WMC asset values
  - Analysis based on economic book value for WMC and adjusted book value for MITT[1]
  - Assumes that both MITT and WMC pay their own transaction expenses such as financial advisory, legal, etc. and that these expenses are deducted from each company's economic/adjusted book value to arrive at a transaction book value per share number that will adjust the fixed exchange ratio at closing; excludes TPT Deal break-up fee, WMC manager termination fee, and D&O tail which will be borne by the combined company
- Exchange ratio of **1.468x** based on 3/31/2023 book values[2]
- Total implied consideration to WMC shareholders of **$9.88** per WMC common share (**$60.5 million** in aggregate) which is an **18.2% premium** to WMC's closing stock price as of July 12, 2023 and consists of the following:
  - Common stock to WMC from MITT with an implied value of **$8.90** per WMC common share (**$54.5 million** in aggregate) based on the exchange ratio and MITT's stock price of $6.06 as of July 12, 2023
  - Cash to WMC shareholders from MITT's Manager of **$0.98** per WMC share (**$6.0 million** in aggregate) which equates to 9.99% of the total consideration to WMC shareholders and is the maximum amount of cash that can be included in the consideration without triggering an acceleration of the WMC convertible debt

Consideration Summary:

Fixed Exchange Ratio[3]	**1.468x**
MITT Shares Issued to WMC *(in millions)*	**8.987**

($ in millions except per share amounts)

Consideration to WMC Shareholders:	**per Share**	**Total**
Total Common Stock from MITT to WMC[4]	$ 8.90	$ 54.5
Total Cash from AG Manager to WMC	0.98	6.0
Total Consideration to WMC Shareholders	**$ 9.88**	**$60.5**
Premium to Current WMC Share Price[5]	*18.2%*	
% Common Stock Consideration	**90.01%**	
% Cash Consideration	**9.99%**	

Source: S&P Global Market Intelligence, WMC and MITT SEC filings.
Note: Analysis based on period ended 3/31/2023 financials for WMC and MITT unless otherwise noted.
1) Economic book value is a non-GAAP metric reflecting the fair value of WMC's assets and liabilities on an unconsolidated basis. Adjusted book value reflects the difference between carrying value of MITT preferred stock of $220.5 million and liquidation preference of $228.0 million.
2) Assumes 6.122 million shares outstanding for WMC on a fully diluted basis based on $105.9 million of economic book value and a book value per share of $17.30 per TPT Deal press release.
3) Inclusive of estimated adjustments to be made for the parties' transaction expenses, other than the TPT Deal break-up fee, WMC manager termination fee and WMC D&O tail policy. Subject to further adjustment based on final transaction expenses at closing.
4) Based on MITT share price of $6.06 as of July 12, 2023.
5) Based on WMC share price of $8.36 as of July 12, 2023.

NYSE: MITT 6

ANGELO GORDON
MORTGAGE INVESTMENT TRUST, INC.

Anticipated Benefits of the Transaction

Why WMC Shareholders Benefit from MITT's Proposal

- Proposal represents an 18.2% premium to WMC's current stock price as of July 12, 2023
- MITT's external manager is committing up to $7 million of new cash directly to WMC shareholders
- Ability to merge with an established publicly traded mREIT with an observable value and upside potential
- Access to a leading securitization shelf to continue recently announced Non-Agency residential mortgage strategy
- MITT's proposal avoids acceleration of the $86.3 million WMC convertible debt
- Resetting the WMC management fee resulting in material expense savings

Why MITT Shareholders Benefit from MITT's Proposal

- Transaction is expected to be substantially accretive to earnings in 2024 (assuming transaction is completed in Q4 2023)
- 37% growth in adjusted book value
- Expenses spread over a larger capital base
- Reduction in the preferred equity ratio from 49% to 42%
- Continued strong support from Angelo Gordon in the form of $7 million cash towards completion of transaction
- Additional float and trading liquidity expected

Benefits to Shareholders of the Combined Company

- Significant operating expense efficiencies of approximately $5-7 million[(1)]
- Access to MITT's external manager, Angelo Gordon, a leading $73 billion global alternative asset manager
    - Waiver of $2.4 million of management fees in the first year after closing
- Two additional WMC independent directors joining to create 75% independence on MITT Board
- Enhanced liquidity and trading volume

1) Does not include the resetting of WMC's management fee and MITT's manager waiving $2.4 million in management fees in first year after closing.

NYSE: MITT

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NYSE: MITT 8 Angelo Gordon At-A-Glance (1) As of December 31, 2022. Angelo Gordon’s (the “Firm”) currently stated AUM of approximately $73 billion as of December 31, 2022 reflects fund-level asset-related leverage. Prior to May 15, 2023, the Firm calculated its AUM as net assets under management excluding leverage, which resulted in Firm AUM of approximately $53 billion as of December 31, 2022. The difference reflects a change in the Firm’s AUM calculation methodology and not any material change to the Firm’s investment advisory business. For a description of the factors the Firm considers when calculating AUM, please see the disclosure available at www.angelogordon.com/disclaimers. A leading alternative investment firm specializing in Credit and Real Estate strategies. 1988 Angelo Gordon Founded 650+ Employees Globally1 $73B Assets Under Management1 London Chicago Los Angeles San Francisco Milan Frankfurt Amsterdam Seoul Tokyo Singapore Hong Kong New York U.S. Offices Investment Professionals: Non-Investment Staff: 182 380 Europe Offices Investment Professionals: Non-Investment Staff: 34 39 Asia Offices Investment Professionals: Non-Investment Staff: 19 22

NYSE: MITT 9 www.agmit.com